Exhibit 99

NYSE Amex: GSS / NYSE MKT: GSS / TSX: GSC / GSE: GSR

Golden Star Resources Enhances Board of Directors with Addition of Mining Executive Tony A. Jensen

Denver, CO – June 13, 2012 – Golden Star Resources Ltd. (NYSE Amex: GSS; NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) today announced that Tony A. Jensen, President and Chief Executive Officer of Royal Gold Inc., has joined the Company’s board of directors. The addition of Mr. Jensen, 50, raises the number of Golden Star directors to eight, including seven who are independent.

Mr. Jensen joined Royal Gold, a leading mining royalty company, in 2003 as President and Chief Operating Officer, and was elected to the Board of Directors of the company in 2004. He assumed full responsibilities of President and Chief Executive Officer in 2006.

Prior to joining Royal Gold, Mr. Jensen held various positions of increasing responsibility with Placer Dome. His assignments there included engineering and management positions at the Golden Sunlight Mine in Montana; Assistant Mine General Manager of Operations at the La Coipa mine in Chile; Director, Finance and Strategic Growth for Placer Dome Latin America; and Mine General Manager of the Cortez Joint Venture.

Mr. Jensen is a mining engineering graduate of the South Dakota School of Mines and Technology and holds a Certificate of Finance from Golden Gate University in San Francisco. In addition to his Royal Gold board position, he is a member of the National Mining Association Board and Finance Committee, the Industrial Advisory Board of the South Dakota School of Mines and Technology, and the Advisory Council for the University of Colorado Business School’s Center for Commodities.

“We are delighted to add Tony Jensen to Golden Star’s board of directors,” said Chris Thompson, Chairman of the Board. “He brings thirty years of mine operating experience that complements the expertise of our other directors. Tony has spent his career dedicated to continuously improving operations and building shareholder value and we look forward to his contribution.”

COMPANY PROFILE

Golden Star Resources holds the largest land package in one of the world’s largest and most prolific gold producing provinces. The Company holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and

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Wassa/HBB open-pit gold mines in Ghana, West Africa. In addition, Golden Star has an 81% interest in the currently inactive Prestea Underground mine in Ghana, as well as gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America. Golden Star has approximately 259 million shares outstanding. Additional information is available at www.gsr.com.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable securities laws. Such statements include the Company’s expectations to continuously improve operations and build shareholder value. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual facts to differ materially. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2011. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received. While we may elect to update these estimates at any time, we do not undertake any estimate at any particular time or in response to any particular event.

For further information, please contact:

GOLDEN STAR RESOURCES LTD.        +1-800-553-8436

Bruce Higson-Smith, Senior Vice President Finance and Corporate Development

INVESTOR RELATIONS

Jay Pfeiffer, Pfeiffer High Investor Relations, Inc.

303-393-7044

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